UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Lamar Advertising Company

(Name of Registrant as Specified In Its Charter)

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LAMAR ADVERTISING COMPANY
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000
NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007
To the Stockholders:
     The 2007 Annual Meeting of Stockholders of Lamar Advertising Company, a Delaware corporation (the “Company”), will be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 9:00 a.m. on Thursday, May 24, 2007, for the following purposes:
1.	To elect seven directors, each for a one-year term.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

3.	To transact any other business as may properly come before the meeting.
     Only stockholders of record at the close of business on April 2, 2007 will be entitled to vote at the meeting.
     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,
James R. McIlwain
Secretary

Baton Rouge, Louisiana
April 26, 2007

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2007
GENERAL INFORMATION
SHARE OWNERSHIP
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS OF THE REGISTRANT
PROPOSAL NO. 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND COMMITTEES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Non-Qualified Deferred Compensation
Director Compensation
EQUITY COMPENSATION PLAN INFORMATION
AUDIT COMMITTEE REPORT
PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADDITIONAL INFORMATION

LAMAR ADVERTISING COMPANY
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007
GENERAL INFORMATION
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lamar Advertising Company for use at the Annual Meeting of Stockholders to be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 9:00 a.m. on Thursday, May 24, 2007, and at any adjournments of the Annual Meeting.
     We are mailing this proxy statement, along with our annual report to stockholders for the fiscal year ended December 31, 2006, to our stockholders on or about April 26, 2007. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission (the “SEC”), except for certain exhibits.
Record Date, Voting Rights and Outstanding Shares
     The Board of Directors has fixed April 2, 2007 as the record date for determining holders of our capital stock who are entitled to vote at the Annual Meeting.
     We have two classes of common stock and one class of preferred stock issued and outstanding: Class A Common Stock, $.001 par value per share, Class B Common Stock, $.001 par value per share, and Series AA Preferred Stock, $.001 par value per share. We refer to our Class A Common Stock and our Class B Common Stock collectively as our common stock.
     With respect to the matters submitted for vote at the Annual Meeting, each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, and each share of Series AA Preferred Stock is entitled to one vote.
     Our Class A Common Stock, Class B Common Stock and Series AA Preferred Stock will vote as a single class on the matters submitted at the Annual Meeting. On April 2, 2007, there were outstanding and entitled to vote 82,650,100 shares of Class A Common Stock, 15,397,865 shares of Class B Common Stock, and 5,719.49 shares of Series AA Preferred Stock.
     The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the votes represented by the Class A Common Stock, the Class B Common Stock, and the Series AA Preferred Stock issued and outstanding on April 2, 2007 will constitute a quorum for the transaction of business. Proxies submitted by brokers that do not indicate a vote for the proposal because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on the proposal are called “broker non-votes.” We will count broker non-votes, votes withheld, and abstentions as being present at the Annual Meeting in determining whether a quorum exists for the transaction of business at the Annual Meeting.
     Stockholders who do not attend the Annual Meeting in person may submit proxy cards by mail. Proxy cards in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting according to the instructions on the proxy cards. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting or any adjournments of the Annual Meeting.
     We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on matters to be voted on at the Annual Meeting that require the affirmative vote of a certain percentage or a plurality of the votes cast on a matter.
Voting of Proxies
     You may vote by mail or in person at the Annual Meeting. To vote by mail, please sign, date, and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.
Revocability of Proxies
     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive offices, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. You may also revoke your proxy by attending the Annual Meeting and voting in person. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card.
Householding of Annual Meeting Materials
     Some banks, brokers, and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call (225) 926-1000 or write us at our principal executive offices at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

SHARE OWNERSHIP
Common Stock
     The following table sets forth certain information known to us as of March 31, 2007 with respect to the shares of our Class A and Class B Common Stock that are beneficially owned as of that date by: (i) each of our directors and each of our nominees for director; (ii) our Chief Executive Officer and each of our other executive officers; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our Class A or Class B Common Stock. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by that holder.

		No. of Shares
Beneficial Owner	Title of Class	Owned		Percent of Class
Directors, Nominees for Director and Executive Officers
Kevin P. Reilly, Jr.	Class A	294,577	(1)	*
	Class B(2)	11,362,250	(3)(4)	73.8	%(5)
Sean E. Reilly	Class A	150,102	(6)	*
	Class B(2)	10,782,835	(3)	70.0	%(7)
Anna Reilly	Class A	26,515	(8)	*
	Class B(2)	10,540,280	(3)(9)	68.5	%(10)
Wendell Reilly	Class A	291,671	(11)	*
	Class B(2)	9,712,500	(3)(12)	63.1	%(13)
Keith A. Istre	Class A	109,871	(14)	*
Stephen P. Mumblow	Class A	30,427	(15)	*
John Maxwell Hamilton	Class A	30,427	(16)	*
Thomas V. Reifenheiser	Class A	29,427	(17)	*
Robert M. Jelenic	Class A	8,807	(18)	*
All Current Directors and Executive Officers as a Group (9 Persons)	Class A & B	16,369,689	(19)	19.8	%(20)

Five Percent Stockholders
The Reilly Family Limited Partnership	Class B(2)	9,000,000		58.4	%(21)
T. Rowe Price Associates, Inc.	Class A	13,037,075	(22)	15.8%
SPO Advisory Corp.	Class A	8,250,630	(23)	10.0%
Janus Capital Management LLC	Class A	7,593,173	(24)	9.2%
Goldman Sachs Asset Management, L.P.	Class A	4,969,420	(25)	6.0%
Scout Capital	Class A	4,260,120	(26)	5.2%
Charles W. Lamar III	Class A	4,080,100	(27)	5.0%

*	Less than 1%.

(1)	Includes 117,500 shares subject to stock options exercisable within 60 days of March 31, 2007.

(2)	Upon the sale of any shares of Class B Common Stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Common Stock. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii), and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii), and (iv) above. Except for voting rights, the Class A and Class B Common Stock are substantially identical. The holders of Class A Common Stock and Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share, on all matters on which the holders of common stock are entitled to vote.

(3)	Includes 9,000,000 shares held by the Reilly Family Limited Partnership (the “RFLP”), of which Kevin P. Reilly, Jr. is the managing general partner. Kevin Reilly’s three siblings, Anna Reilly (a nominee for director), Sean E. Reilly (the Chief

Operating Officer and Vice President) and Wendell Reilly (a nominee for director) are the other general partners of the RFLP. The managing general partner has sole voting power over the shares but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP. Anna Reilly, Sean Reilly, and Wendell Reilly disclaim any beneficial ownership in the shares held by the RFLP.

(4)	Includes 377,474 shares held by the Kevin P. Reilly, Jr. Family Trust.

(5)	Represents 11.5% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(6)	Includes 117,500 shares subject to stock options exercisable within 60 days of March 31, 2007.

(7)	Represents 11% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(8)	Consists of 26,515 shares held by Anna Reilly’s grantor retained annuity trust.

(9)	Includes 1,540,280 shares owned jointly by Anna Reilly and her spouse.

(10)	Represents 10.7% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(11)	Includes 166,671 shares held in trusts of which Wendell Reilly is the trustee.

(12)	Includes 200,000 shares held in a trust of which Wendell Reilly is the trustee.

(13)	Represents 9.9%of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(14)	Includes 88,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 31, 2007.

(15)	Includes 28,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 31, 2007.

(16)	Includes 28,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 31, 2007, and 1,000 shares owned jointly with his spouse.

(17)	Includes 28,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 31, 2007.

(18)	Includes 8,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 31, 2007.

(19)	See Notes 1, 3, 4, 6, 8, 9, 11, 12, and 14-18.

(20)	Assumes the conversion of all shares of Class B Common Stock into shares of Class A Common Stock.

(21)	Represents 10.9% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(22)	These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202. Based on the Schedule 13G filed with the SEC by Price Associates for the year ended December 31, 2006.

(23)	Consists of (a) 7,846,500 shares owned by SPO Partners II, L.P. and over which SPO Advisory Partners, L.P. and SPO Advisory Corp. have sole voting power and sole dispositive power, and over which John Scully, William E. Oberndorf, and William J. Patterson share voting power and share dispositive power, and (b) 404,130 shares owned by San Francisco Partners, L.P., over which SF Advisory Partners, L.P. and SPO Advisory Corp. have sole voting power and sole dispositive power, and over which Messrs. Scully, Oberndorf, and Patterson share voting power and share dispositive power. The address of the SPA Advisory Corp. is 591 Redwood Highway, Suite 3215, Mill Valley, CA 94941. Based on the Schedule 13D filed with the SEC by the SPO Advisory Corp. on July 20, 2006.

(24)	Includes (a) 57,274 shares that may be acquired by Janus Capital Management LLC upon the conversion of the Company’s 2.875% Convertible Notes due 2010,and (b) 697,127 shares beneficially owned by Enhanced Investment Technologies LLC over which Janus Capital Management LLC shares voting and investment power. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206. Based on the Schedule 13G/A filed with the SEC by Janus Capital Management LLC for the year ended December 31, 2006.

(25)	Goldman Sachs Asset Management, L.P. has sole voting power as to 4,381,507 of these shares and sole dispositive power as to all of these shares. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, NY 10005. Based on the Schedule 13G/A filed with the SEC by Goldman Sachs Asset Management, L.P. for the year ended December 31, 2006.

(26)	Consists of (a) 440,388 shares beneficially owned by Scout Capital, L.L.C and (b) 3,819,732 shares benficially owned by Scout Capital Management, L.L.C. The address of Scout Capital Management, L.L.C. is 640 Fifth Avenue, 22nd Floor, New York, NY 10019. Based on the Schedule 13G/A filed with the SEC by Scout Capital Management, L.L.C. for the year ended December 31, 2006. Both of the previously listed entities are jointly controlled by Adam Weiss and James Crichton.

(27)	Includes (i) the following shares over which Mr. Lamar holds sole voting and dispositive power: (a) 100,000 shares that Mr. Lamar has exchanged for units in exchange funds over which he retains voting power; (b) 200,000 shares that are subject to outstanding OTC call options; (c) 1,538,861 shares held by CWL3, LLC, CWL3 No. 2DG, LLC, and Lamar Investment Fund, LLC, of which 300,000 shares have been pledged pursuant to forward sales contracts and 400,000 shares are subject to outstanding OTC call options; and (d) 5,710 shares owned by Mr. Lamar’s children, as to which Mr. Lamar disclaims beneficial ownership; and (ii) the following shares over which Mr. Lamar shares voting and dispositive power: (a) 877,272 shares held in trust for Mr. Lamar’s two children who reside with him, of which 70,000 shares have been exchanged for units in an exchange fund over which they retain voting power; Mr. Lamar disclaims beneficial ownership of the shares held by the trusts; (b) 195,303 shares held by a charitable trust of which Mr. Lamar’s spouse is the trustee; Mr. Lamar disclaims beneficial ownership of the shares held by the charitable trust; and (c) 50,750 shares owned by Mr. Lamar’s spouse; Mr. Lamar disclaims beneficial ownership of the shares held by his spouse.
Preferred Stock
     The Company also has outstanding 5,719.49 shares of Series AA Preferred Stock. Holders of Series AA Preferred Stock are entitled to one vote per share. The Series AA Preferred Stock is held as follows: 3,134.8 shares (54.8%) by the RFLP, of which Kevin P. Reilly, Jr. is the managing general partner and Anna Reilly, Sean E. Reilly, and Wendell Reilly are the general partners; 1,500 shares (26.2%) by Charles W. Lamar III; and 1,084.69 shares (19.0%) by Mary Lee Lamar Dixon. The aggregate outstanding Series AA Preferred Stock represents less than 1% of the capital stock of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Our directors, our executive officers and anyone owning beneficially more than ten percent of our registered equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes to their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that, during the fiscal year ended December 31, 2006, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS OF THE REGISTRANT

Name	Age	Title

Kevin P. Reilly, Jr.	52	Chairman, President, and Chief Executive Officer
Keith A. Istre	54	Chief Financial Officer and Treasurer
Sean E. Reilly	45	Chief Operating Officer and President of the Outdoor Division
     Each officer’s term of office extends until the meeting of the Board of Directors following the next annual meeting of stockholders and until a successor is elected and qualified or until his or her earlier resignation or removal.
     Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as Assistant and General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.

     Keith A. Istre has been Chief Financial Officer of the Company since February 1989. Mr. Istre joined the Company as Controller in 1978 and became Treasurer in 1985. Prior to joining the Company, Mr. Istre was employed by a public accounting firm in Baton Rouge from 1975 to 1978. Mr. Istre graduated from the University of Southwestern Louisiana in 1974 with a degree in Accounting.
     Sean E. Reilly has been Chief Operating Officer and President of the Company’s Outdoor Division since November 2001. Mr. Reilly also holds the position of Vice President of Mergers and Acquisitions. He began working with the Company as Vice President of Mergers and Acquisitions in 1987 and served in that capacity until 1994. He also served as a director of the Company from 1989 to 1996 and from 1999 until 2003. Mr. Reilly was the Chief Executive Officer of Wireless One, Inc., a wireless cable television company, from 1994 to 1997 after which he rejoined the Company. Mr. Reilly received a B.A. from Harvard University in 1984 and a J.D. from Harvard Law School in 1989.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
     The Board of Directors has fixed the number of directors at seven for the coming year. The Board of Directors, upon recommendation from the Nominating and Corporate Governance Committee, has nominated the people listed below for election as directors at the Annual Meeting of Stockholders to be held on May 24, 2007, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Each nominee has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.
Required Vote
     Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.
The Board of Directors recommends that you vote FOR the election of each of the nominees listed below.
Nominees for Director
     The following table contains certain information about the nominees for director.

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since

Kevin P. Reilly, Jr. Age: 52	Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as Assistant and General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.	1984

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since

Anna Reilly Age: 43	From 1995 until 2000, Mrs. Reilly owned and operated Lula’s Cafe, a restaurant, and served on the Board of Directors of several community-based organizations in South Bend, Indiana. Mrs. Reilly currently is a director of St. Joseph Capital Corporation in South Bend. Prior to living and raising her family in Indiana, Mrs. Reilly worked for the Corporation for National Service and the Ashoka Foundation in Washington, D.C. Mrs. Reilly received her B.A. from Emory University in 1985, and a Masters of Public Policy from Duke University in 1990.	2001

Wendell Reilly Age: 49	Wendell Reilly has been the Managing Partner of Grapevine Partners, LLC, a media and communications investment company, since 2000. Mr. Reilly is also the Chief Executive Officer of SignPost Networks, LLC, an advertising company focusing on electronic displays located in transit centers, and a director of Leader Publishing Group and Piedmont Television LLC. Mr. Reilly currently serves as a trustee of Emory University and as an advisory board member of Hands On Atlanta. Mr. Reilly previously served as the Company’s Chief Financial Officer from 1985 to 1989 and director from 1999 to 2001, as well as the Chief Financial Officer of Haas Publishing Companies from 1989 to 1993. Mr. Reilly received a B.A. in English from Emory University in 1980, and an M.B.A. in Finance from Vanderbilt University in 1983.	2005

Stephen P. Mumblow Age: 51	Stephen P. Mumblow is the President of Manhan Media, Inc., an investment company in broadcasting and other media concerns. Mr. Mumblow is also a director of the Journal Register Company. Until January 2002, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company, having joined that company in 1998. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998. Prior to that, he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and cable television and broadcasting concern, and Citibank, N.A., a commercial bank. Mr. Mumblow is a 1977 graduate of The Wharton School, University of Pennsylvania with a B.S. Degree in Economics.	1999

John Maxwell Hamilton Age: 60	John Maxwell Hamilton has served as Dean of the Manship School of Mass Communications of Louisiana State University since 1992. In addition, Mr. Hamilton worked on the staff of the World Bank, the United States House of Representatives Subcommittee on Economic Policy and Trade, and the United States Agency for International Development. Mr. Hamilton received a B.A. in Journalism from Marquette University in 1969, an M.S. in Journalism from Boston University in 1974 and a Ph.D. from George Washington University in 1983.	2000

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since

Thomas V. Reifenheiser Age: 71	Thomas V. Reifenheiser was a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc., an investment banking firm, from 1995 to 2000. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. He is a member of the Board of Directors of Mediacom Communications Corporation and Cablevision Systems Corporation, and he served as a director of F+W Publications Inc. until that company was sold in 2005. Mr. Reifenheiser received a B.B.A. from Hofstra University and an M.B.A. from The Wharton School, University of Pennsylvania.	2000

Robert M. Jelenic Age: 56	Robert M. Jelenic has been the Chief Executive Officer of the Journal Register Company since 1990, became Chairman of the Board in 1997, and served as President from 1990 until 2005. He was elected as a director of the Audit Bureau of Circulations in 2003. Admitted to the Ontario Institute of Chartered Accountants in 1974, Mr. Jelenic began his business career with Arthur Andersen in Toronto, Ontario, Canada. Mr. Jelenic has 30 years of senior management experience in the newspaper industry, including 12 years with the Toronto Sun Publishing Group. Mr. Jelenic grew up in Sudbury, Ontario and graduated from Laurentian University in Sudbury, Ontario with an honors Bachelor of Commerce degree.	2004
Family Relationships
     Kevin P. Reilly, Jr., our Chairman, President, and Chief Executive Officer, Sean Reilly, our Chief Operating Officer, Anna Reilly, one of our directors, and Wendell Reilly, one of our directors, are siblings. Kevin P. Reilly, Jr., Anna Reilly, and Wendell Reilly are also nominees for director.

BOARD OF DIRECTORS AND COMMITTEES
     During the year ended December 31, 2006, our Board of Directors held five meetings. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings of our Board’s committee meetings for the committee(s) on which that director served. The Board committees currently consist of an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. During the year ended December 31, 2006, the Audit Committee held eight meetings, the Compensation Committee held three meetings, and the Nominating and Governance Committee held two meetings. We encourage, but do not require, our board members to attend the Annual Meeting of Stockholders. Last year, all of our directors attended the Annual Meeting of Stockholders.
     Director Independence. The Board has determined that Messrs. Hamilton, Jelenic, Mumblow, and Reifenheiser are “independent directors” as defined in the Nasdaq Stock Market listing standards. In making this determination, the Board considered that Mr. Hamilton serves as Dean of the Manship School of Mass Communications of Louisiana State University (the “Manship School”) of which the Reilly Center for Media & Public Affairs (the “Reilly Center”) is a part. The Reilly Center was originally formed based on charitable donations of Kevin Reilly, Sr. and Dee Dee Reilly (the parents of Kevin Reilly, Jr., Sean Reilly, Anna Reilly and Wendell Reilly). The Board also considered certain donations by the Reilly Family Foundation, a charitable foundation with which Mr. Kevin Reilly, Sr. is affiliated, to the Manship School. The Board noted that (1) Mr. Hamilton has never and does not currently receive any compensation from the Reilly Family Foundation or the Reilly Center (2) all decisions regarding donations made by the Reilly Family Foundation are made by an independent board of directors and (3) neither Kevin Reilly Jr., Sean Reilly, Anna Reilly nor Wendell Reilly contribute to or are affiliated with the Reilly Family Foundation, and determined that these relationships did not affect Mr. Hamilton’s independence.
     Meetings in Executive Session. Our independent directors have regularly scheduled meetings at which only independent directors are present. During 2006, the independent directors met in executive session on two occasions.
     Audit Committee. The Audit Committee currently consists of Stephen P. Mumblow (Chairman), Robert M. Jelenic, and Thomas V. Reifenheiser. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence and financial literacy requirements as defined by applicable Nasdaq Stock Market listing standards governing the qualifications of Audit Committee members. Stephen P. Mumblow and Robert M. Jelenic each qualify as an “audit committee financial expert” under the rules of the SEC and satisfy the financial sophistication requirements under applicable Nasdaq Stock Market listing qualifications. The Audit Committee assists our Board of Directors in fulfilling its responsibility for general oversight over the integrity of our financial statements, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function. The Audit Committee is also responsible for the appointment and oversight of our independent registered public accounting firm and our internal auditor. The Audit Committee operates under a written charter adopted by the Board of Directors.
     Compensation Committee. The Compensation Committee currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton, and Stephen P. Mumblow, each of whom meets the independence requirements as defined by applicable Nasdaq Stock Market listing standards governing the independence of directors. The Committee’s responsibilities include evaluating the performance of the Chief Executive Officer and our other executive officers and reviewing and determining such officers’ cash and equity-based compensation and benefits. The Compensation Committee operates under a written charter adopted by the Board of Directors.
     Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Thomas V. Reifenheiser (Chairman) and Stephen P. Mumblow, each of whom meets the independence requirements as defined by applicable Nasdaq Stock Market listing standards governing the independence of directors. The Committee’s responsibilities include identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next Annual Meeting of Stockholders, as well as candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also developed and recommended to the Board a set of corporate governance guidelines and oversees the effectiveness of our corporate governance in accordance with those guidelines. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors.
     The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requesting Board members and others to submit recommendations, meeting from time to time to evaluate biographical information and background materials relating to potential candidates, and interviewing (with Board members) selected candidates.

     In considering whether to recommend any candidate for inclusion in the Board’s slate of director nominees, the Nominating and Governance Committee will evaluate the candidate against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, among others:
•	the extent to which the candidate’s skills, experience, and perspective adds to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

•	the candidate’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties;

•	whether the candidate meets the independence requirements under applicable Nasdaq Stock Market listing standards; and

•	the extent to which the candidate holds any position that would conflict with responsibilities to the Company.
The Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities.
     Stockholders may recommend candidates for the Nominating and Governance Committee to consider as potential director nominees by submitting names, biographical information, and background materials to the Nominating and Governance Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. The Nominating and Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis as further described in the Committee’s charter. See “Board and Committee Meetings-Committee Charters.” Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the provisions of the Company’s bylaws relating to stockholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below. To date, no stockholder has recommended a candidate for director nominee to the Nominating and Governance Committee or to the Board of Directors.
     Committee Charters. You may view copies of the charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, as currently in effect, on the corporate governance section of our website, www.lamar.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transactions
     Effective July 1, 1996, the Lamar Texas Limited Partnership, our subsidiary, and Reilly Consulting Company, L.L.C., which Kevin P. Reilly, Sr. controls, entered into a consulting agreement, that was amended effective January 1, 2004. This consulting agreement, as amended, has a term through December 31, 2008 with automatic renewals for successive one year periods after that date unless either party provides written notice of termination to the other. The agreement, as amended, provides for an annual consulting fee of $190,000 for the five year period commencing on January 1, 2004 and an annual consulting fee of $150,000 for any subsequent one year renewal terms. The agreement also contains a non-disclosure provision and a non-competition restriction that extends for two years beyond the termination of the agreement.
     We also have a lease arrangement with Deanna Enterprises, LLC (formerly Reilly Enterprises, LLC), which Kevin P. Reilly, Sr. controls, for the use of an airplane from the period beginning October 1, 2001 and continuing for sixty consecutive months. The arrangement, amended in October 2004, provides that we will pay $100,000 per year for 125 hours of guaranteed flight time.
     Kevin P. Reilly, Sr. is the father of Kevin P. Reilly, Jr., Sean Reilly, Anna Reilly, and Wendell Reilly. Kevin P. Reilly, Jr. is our Chairman, President, and Chief Executive Officer, Sean Reilly is our Chief Operating Officer, Anna Reilly is one of our directors, and Wendell Reilly is one of our directors. Kevin P. Reilly, Jr., Anna Reilly, and Wendell Reilly are nominees for director.
Policy on Related Person Transactions
     Related persons include any of our directors or executive officers, certain of our shareholders and their immediate family members. A conflict of interest may occur when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees to disclose to management any situations that may be, or appear to be, a conflict of interest. Once management receives notice of a conflict of interest, they will review and investigate the relevant facts and will then generally consult with our General Counsel and the Audit Committee as appropriate.
     Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and pre-approving any related party transactions. Copies of our Code of Business Conduct and Ethics and of our Audit Committee charter are available on our website at www.lamar.com.
     In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and executive officers complete directors’ and officers’ questionnaires identifying any transactions with us in which the executive officers or directors or any immediate family members have an interest. Any such transactions or other related party transactions are reviewed and brought to the attention of the Audit Committee as appropriate.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton, and Stephen P. Mumblow. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
     Our Compensation Committee has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this proxy statement, the term “executive officers” means our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, all of whom currently serve in those capacities and did so during fiscal 2006. These executive officers are referred to herein as “named executive officers” or “NEOs.” Specifically, this Compensation Discussion and Analysis sets forth the objectives and material elements of the compensation for our NEOs for fiscal 2006.
Compensation Philosophy
     The primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success and to maintain a competitive compensation structure as compared with similarly situated companies both in the media industry as well as general industry peers in terms of our annual revenues. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that total cash compensation is tied to goal achievement. We also introduced a performance-based equity grant component as a significant part of potential executive compensation in 2006 to tie the value of that portion of executive compensation to the performance of our Class A common stock.
Use of Compensation Consultants and Peer Group Data
     To assist our Compensation Committee in executing our executive compensation policy, the Committee retained Hewitt Associates LLC, a nationally recognized compensation consulting firm, to review our compensation levels relative to external market practices and to develop suggestions for a performance-based annual incentive program that would tie compensation to enumerated performance goals.
     Hewitt compiled survey data on a peer group of companies consisting of the following: Arbitron Inc, Cablevision Systems Corp., Catalina Marketing Corp., Charter Communications, Inc., Citadel Broadcasting Corp., Clear Channel Communications Inc., Corus Entertainment Inc., Cox Radio Inc., Cumulus Media Inc., Echostar Communications Corp., EMAK Worldwide Inc., Harte Hanks Inc., Hearst-Argyle Television Inc., Interpublic Group of Cos. Inc., MDC Partners Inc., Omnicon Group Inc., R. H. Donnelley Corp., Sinclair Broadcast Group Inc., Valassis Communications Inc. and Viacom Inc./CBS Corporation. Our Compensation Committee used this survey data to gauge whether each element of executive compensation for 2006 accomplished our objective of maintaining a competitive compensation structure as compared with similar positions in similarly situated companies. The Committee did not, however, seek to set executive officer compensation to a specific percentile of the range of total compensation represented by this group. Rather, the Committee used this data to inform its decisions regarding total executive compensation.
Material Elements of Executive Officer Compensation
     The key elements of NEO compensation are: base salaries; performance-based cash incentive awards and performance-based equity awards. Executives may also participate, on the same terms as all other employees, in a 401(k) retirement savings plan and health and welfare benefits.

     Base Salary. We pay a base salary to each of our NEOs. The objective is to provide base compensation to the executive that is competitive with the base compensation the executive could earn in similar positions at comparable companies. Base pay for NEOs is reviewed annually in light of market compensation, tenure, individual performance and other subjective considerations. Typically the Chief Executive Officer makes recommendations to the Compensation Committee with regard to base pay for the executive officers that he believes are justified in light of these considerations. In 2006, the Committee also based its determinations on the recommendations of Hewitt Associates based on its analysis of market data. During the course of its review, Hewitt also interviewed management, including the Chief Executive Officer, to inform its final recommendations.
     For 2006, the Compensation Committee determined that the annual base salary for each executive officer should be increased for 2006 largely as a result of the market data, which indicated that our executives (our Chief Executive Officer in particular) were receiving base compensation significantly lower than their peers, but also in light of the executive’s respective performance, tenure and responsibilities.
     Performance-Based Incentive Compensation. In February 2006, the Committee instituted an incentive compensation program for executive officers. The Committee reviewed various alternatives provided by Hewitt with respect to possible incentive compensation structures. The Committee reviewed these proposals and recommendations from management in order to formulate a program tailored to the goals of the Company. The incentive program approved consisted of two types of awards granted under the Company’s 1996 Equity Incentive Plan (the “Incentive Plan”): (i) a performance-based cash incentive bonus and (ii) a performance-based equity award. This compensation program was designed by the Committee to achieve the goals of providing incentives to executive officers by linking a significant portion of overall compensation to the achievement of enumerated performance targets and maximizing the Company’s ability to deduct NEO compensation for tax purposes under IRC Section 162(m) as further discussed below. In including an equity award as a significant portion of executive compensation, the Committee considered the fact that equity awards had historically not been a regular or significant component of executive officer compensation. This was principally due to the fact that the Company’s Chief Executive Officer and Chief Operating Officer own a significant stake in the Company.
     • Incentive Cash Bonus. In its annual meeting regarding executive compensation in February, the Committee set target amounts for the incentive cash bonuses for each of the named executive officers. For 2006, the target cash bonus amount for Kevin Reilly, Jr. was set at $400,000 and the target bonuses for Keith Istre and Sean Reilly were both set at $250,000. Under the terms of the incentive plan, each executive had the opportunity to earn up to 200% of the target bonus amount based upon the achievement of the specified company performance goals.
     The Committee then approved performance goals for the executive officer’s incentive cash bonuses that tied one-half of the target amount to the Company’s pro forma net revenue growth and one-half to the Company’s pro forma EBITDA growth in fiscal 2006 over fiscal 2005 as follows:

POTENTIAL CASH INCENTIVE BONUS AWARDS
50% Pro Forma Net Revenue 50% Pro Forma EBITDA
Pro Forma	Percentage of Target	Pro Forma	Percentage of Target
Net Revenue Growth (1)	Cash Bonus Earned	EBITDA Growth (2)	Cash Bonus Earned

At least 1% but less than 3%	25%	At least 1% but less than 5%	25%

At least 3% but less than 4%	50%	At least 5% t but less than 6%	50%

At least 4% but less than 5%	75%	At least 6% but less than 7%	75%

At least 5% but less than 6%	100%	At least 7% but less than 8%	100%

At least 6% but less than 7%	150%	At least 8% but less than 9%*	150%

At least 7% or greater*	200%	At least 9% or greater	200%

*	Denotes goals achieved for fiscal 2006 as certified by the Committee.

(1)	Pro forma net revenue growth is based on the Company’s net revenue growth in 2006 over 2005 based on actual 2006 net revenue versus 2005 net revenue as adjusted to reflect acquisitions and divestitures for the same time frame as actually owned in 2006.

(2)	Pro forma EBITDA growth is calculated in the same manner as pro forma net revenue growth with adjustments being made in the 2005 period to reflect acquisitions and divestitures for the same time frame as actually owned in 2006 and is also adjusted to eliminate the expense in the period related to executive bonuses.
In February 2007, the Committee reviewed the Company’s performance and certified that (i) the Company’s pro forma net revenue growth resulted in attainment of 200% of the executive officers’ target bonus, or $400,000 for Kevin Reilly, Jr. and $250,000 for both Keith Istre and Sean Reilly, and (ii) the Company’s pro forma EBITDA growth resulted in attainment of 150% of the executive officers’ target bonus, or $300,000 for Kevin Reilly, Jr. and $187,500 for both Keith Istre and Sean Reilly. These awarded amounts are reflected below in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
     • Incentive Equity Awards. The Committee also determined the target amount of incentive equity awards for each of the named executive officers at its February 2006 meeting. These target equity award amounts were set at 44,000 shares for both Kevin Reilly, Jr. and Sean Reilly and at 26,000 shares for Keith Istre. Under the terms of the equity-based incentive plan, each executive had the opportunity to earn up to 100% of the target equity incentive amount based upon the achievement of specified Company performance goals. Under the terms of the Company’s incentive equity award program, no shares of stock are issued unless and until the relevant performance goals have been met and certified by the Compensation Committee. Earned shares were issued as soon as practicable following such certification and were fully vested at the time of issuance.
     The Committee approved performance goals for the executive officer’s equity–based incentive bonuses that tied one-half of the target amount to the Company’s pro forma net revenue growth and one-half to the Company’s pro forma EBITDA growth in fiscal 2006 over fiscal 2005 that mirrored the thresholds for achievement of the incentive cash awards (except that there was no opportunity to achieve greater than 100% of the target equity award) as follows:

POTENTIAL EQUITY INCENTIVE AWARDS
50% Pro Forma Net Revenue 50% Pro Forma EBITDA
Pro Forma	Percentage of Target	Pro Forma	Percentage of Target
Net Revenue Growth (1)	Cash Bonus Earned	EBITDA Growth (1)	Cash Bonus Earned

At least 1% but less than 3%	25%	At least 1% but less than 5%	25%

At least 3% but less than 4%	50%	At least 5% t but less than 6%	50%

At least 4% but less than 5%	75%	At least 6% but less than 7%	75%

At least 5% or greater*	100%	At least 7% or greater*	100%

*	Denotes goals achieved for fiscal 2006 as certified by the Committee.

(1)	Determined in the same manner as for cash incentive bonus awards as described above.
In February 2007, the Committee reviewed the Company’s performance and certified that (i) the Company’s pro forma net revenue growth resulted in attainment of 100% of the executive officers’ target equity award, or 22,000 shares for both Kevin Reilly, Jr. and Sean Reilly and 13,000 shares for Keith Istre, and (ii) the Company’s pro forma EBITDA growth resulted in attainment of 100% of the executive officers’ target equity award, or 22,000 shares for both Kevin Reilly, Jr. and Sean Reilly and 13,000 shares for Keith Istre. These awards are reflected in below in the Stock Awards column of the Summary Compensation Table.
Other Compensation Components
     Perquisites. We provide certain perquisites to our executive officers, including use of the Company’s aircraft and a Company car. Our executive officers are entitled to use our Company aircraft, as well as an additional aircraft leased by the Company for business purposes, and family members are allowed to accompany executive officers on the aircraft at the executive’s discretion. Our executive officers also have access to Company aircraft for personal travel. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time. More detail on these perquisites and other perquisites provided to our executive officers may be found below in the Summary Compensation Table.
     Deferred Compensation. The Company has a deferred compensation plan for certain officers. Under this plan, officers who meet certain year of service and other criteria are eligible to receive Company contributions into their accounts in the Lamar Deferred Compensation Plan. Officers do not have the option of deferring any portion of their earned cash compensation through additional voluntary contributions to the plan.
     The deferred compensation plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts due under the deferred compensation plan. When payments under the plan are due, the cash will be distributed from our general assets. The Company does not offer preferential earnings on deferred compensation. Deferred compensation is intended as a long-term savings vehicle for officers, especially since the Company does not offer any traditional pension or defined benefit plan. The Compensation Committee does not consider deferred compensation accounts when setting executive pay levels, since this represents compensation that has previously been earned and individual accounts are a function of personal investment choices and market-based earnings.

Tax Implications
     United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next four highest paid executive officers (each, a “covered employee”) unless the compensation is “performance-based” as defined in Internal Revenue Code Section 162(m). Stock options granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options are granted by a committee consisting solely of outside directors, and (c) the stock options have an exercise price that is not less than the fair value of common stock on the date of grant.
     In the case of restricted stock, restricted stock units and unrestricted stock issuable upon achievement of performance goals, Section 162(m) requires that the general business criteria of any performance goals that are established by our Compensation Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Compensation Committee.
     Our Compensation Committee has designed the 1996 Equity Incentive Plan with the intention of satisfying Section 162(m) with respect to stock options, incentive stock awards and incentive cash awards granted to covered employees.
Payments Upon Termination or Change–in-Control
     We do not have employment agreements or other agreements with any of our executive officers that entitle them to payments upon termination or in the event of a change in control.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

By the Compensation Committee,

Thomas V. Reifenheiser (Chair)
John Maxwell Hamilton
Stephen P. Mumblow

Summary Compensation Table
     The following table sets forth certain compensation information for our Chief Executive Officer and each of our other executive officers whose salary and bonus for the year ended December 31, 2006 exceeded $100,000, which are herein referred to as the Named Executive Officers.

				Non-Equity	All Other
		Salary	Stock Awards	Incentive Plan	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	Compensation ($)(2)	($)(3)(4)	($)

Kevin P. Reilly, Jr. President and Chief Executive Officer	2006	700,000	2,151,600	700,000	129,729	3,681,329

Keith A. Istre Treasurer and Chief Financial Officer	2006	450,000	1,271,400	437,500	62,287	2,221,187

Sean E. Reilly Chief Operating Officer and Vice President	2006	500,000	2,151,600	437,500	101,620	3,190,720

(1)	The shares in this table were awarded pursuant to the achievement of performance goals for fiscal 2006. The award was certified as earned by the Compensation Committee on February 19, 2007, which was not a trading day, and issued on February 20, 2007. Reflects the amount recognized for financial statement reporting purposes for fiscal year 2006 in accordance with FAS 123(R), rather than the value of the actual award when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007 and Note 2 to the Consolidated Financial Statements included in our Quarterly Reports for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the SEC on May 10, 2006, August 9, 2006 and November 11, 2006, respectively.

(2)	Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect the cash incentive awards granted at the beginning of 2006, earned based on performance during fiscal 2006 and paid in fiscal 2007. These awards are described in further detail under the heading “Performance-Based Incentive Compensation—Incentive Cash Bonus” in the Compensation Discussion and Analysis and are also reflected in the table “Grants of Plan-Based Awards” under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

(3)	Includes $27,362 for Kevin P. Reilly, Jr. and $42,894 for Sean Reilly for the personal use of Company aircraft, as further described below. The amounts included in the “All Other Compensation” column also include the following perquisites provided to our named executive officers (except as otherwise indicated), which are valued at the Company’s incremental cost, none of which individually exceeded $25,000: (a) personal use of a Company car, (b) Company-paid health insurance premiums and medical reimbursements, (c) Company paid premiums for term life insurance for Mr. Kevin P. Reilly, Jr. and (d) membership fees to a country club and an executive club for Mr. Kevin P. Reilly, Jr. Executives also have access to a country club at which the Company has a membership, but the executives pay all fees related to such personal use, resulting in no additional incremental cost to the Company.

The Company’s incremental cost for personal use of the corporate aircraft is based on the incremental cost to the Company calculated based on the variable costs, related to the number of flight hours used, including fuel costs, landing/ramp fees, trip-related maintenance, crew travel expenses, supplies and catering, aircraft accrual expenses per hour of flight, any customs and foreign, permit or similar fees. Our fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips are excluded. The incremental cost to the Company for personal use of a Company car is calculated as a portion of the annual lease, mileage and fuel attributable to the personal use.

(4)	Also includes employer contributions under the Company’s deferred compensation plan of $57,500 for Mr. Kevin Reilly, Jr. and $50,000 for each of Mr. Sean Reilly and Mr. Keith Istre.

Grants of Plan-Based Awards

		Estimated Future Payouts Under						Grant Date Fair Value of
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Stock and
		Awards(1)			Equity Incentive Plan Awards(2)			Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards ($)(3)
Name	Date	($)	($)	($)	(#)	(#)	(#)

Kevin P. Reilly, Jr.	2/22/06	100,000	400,000	800,000	11,000	44,000	44,000	2,151,600

Keith A. Istre	2/22/06	62,500	250,000	500,000	6,500	26,000	26,000	1,271,400

Sean E. Reilly	2/22/06	62,500	250,000	500,000	11,000	44,000	44,000	2,151,600

(1)	Represents the potential cash bonus granted under our Incentive Plan that could be earned by achieving defined performance goals .

(2)	These awards constitute potential shares of our Class A common stock issuable upon achievement of defined performance goals under our Incentive Plan.

(3)	Reflects the amount recognized for financial statement reporting purposes for fiscal year 2006 in accordance with FAS 123(R), rather than the value of the actual award when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007 and Note 2 to the Consolidated Financial Statements included in our Quarterly Reports for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the SEC on May 10, 2006, August 9, 2006 and November 11, 2006, respectively.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying Unexercised			Option
	Unexercised Options	Options (#)	Option Exercise		Expiration
Name	(#) Exercisable	Unexercisable	Price ($)		Date

Kevin P. Reilly, Jr.	97,500	—	26.42	(1)	9/27/11
	15,000	10,000	37.35	(2)	2/06/14

Keith A. Istre	10,000	—	30.34	(3)	6/24/08
	40,000	—	33.38	(4)	5/28/09
	18,000	—	26.42	(1)	9/27/11
	15,000	10,000	37.35	(2)	2/06/14

Sean E. Reilly	97,500	—	26.42	(1)	9/27/11
	15,000	10,000	37.35	(2)	2/06/14

(1)	Granted on September 27, 2001. Forty percent vested upon grant and thirty percent vested on each of September 27, 2002 and 2003.

(2)	Granted on February 6, 2004. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(3)	Granted on June 24, 1998. One fourth vested upon grant and one-fourth vested on each of the next three anniversaries of grant.

(4)	Granted on May 28, 1999. One-fifth vested upon grant and one-fifth vested on each of the next four annual anniversaries of grant.

Option Exercises and Stock Vested

	Option Awards		Stock Awards(3)
		Value Realized
	Number of Shares	on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Kevin P. Reilly, Jr.	—	—	44,000	2,891,680

	17,000	655,678 (1)
Keith A. Istre	200	7,773 (2)	26,000	1,708,720

Sean E. Reilly	—	—	44,000	2,891,680

(1)	Based on market price of $49.24 on 2/23/06, which was the date of exercise.

(2)	Based on market price of $49.53 on 2/24/06, which was the date of exercise.

(3)	The shares in this table were awarded pursuant to the achievement of performance goals for fiscal 2006. The awards were certified as earned by the Compensation Committee on February 19, 2007, which was not a trading day, and issued on February 20, 2007. The value realized is based on a stock price of $65.72, the closing price on the last trading day prior to certification.
Non-Qualified Deferred Compensation

	Registrant Contributions in	Aggregate Earnings in Last	Aggregate Balance at Last
Name	Last FY ($)(1)	FY ($)(2)	FYE ($)(3)

Kevin P. Reilly, Jr.	57,500	379,542	3,226,370

Keith A. Istre	50,000	56,937	488,416

Sean E. Reilly	50,000	46,963	377,754

(1)	Amounts in this column are included in the “All Other Compensation” column in the Summary Compensation Table.

(2)	Amounts in this column are not included in the Summary Compensation Table.

(3)	This column includes amounts in each Named Executive Officer’s total deferred compensation account as of the last day of the fiscal year. In addition to the contribution for fiscal 2006, this column reports the portion of the aggregate balance that was reported as compensation in the Summary Compensation Table in each of the Company’s previous proxies and also includes aggregate earnings on previously contributed amounts
     The Company sponsors a deferred compensation plan for the benefit of certain of its board elected officers who meet specific age, years of service and other criteria. Officers that have attained the age of 30, have a minimum of 10 years of service and satisfy additional eligibility guidelines are eligible for annual Company contributions to the plan, depending on the employee’s length of service. The Company’s contributions to the plan are maintained in a rabbi trust. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee’s deferred compensation account either in a lump sum distribution or in twenty percent installments over a five year period.

Director Compensation

	Fees Earned or Paid in
Name	Cash ($)(1)	Option Awards ($)(2)	Total ($)

John Maxwell Hamilton	45,000	35,740	80,740

Robert M. Jelenic	45,000	20,238	65,238

Stephen P. Mumblow	54,000	35,740	89,740

Thomas V. Reifenheiser	49,500	35,740	85,240

Anna Reilly	36,000	0	36,000

Wendell Reilly	36,000	0	36,000

(1)	Each of Mssrs. Hamilton, Mumblow and Reifenheiser hold (i) an option for 20,000 shares of the Company’s Class A common stock at an exercise price of $37.19 per share, all of which is currently exercisable, that expires on October 2, 2010 and (ii) an option for 10,000 shares at an exercise price of $37.35 per share, 8,000 shares of which are currently exercisable, that expires on February 6, 2014. Mr. Jelenic holds an option for 8,000 shares of the Company’s Class A common stock at an exercise price of $39.62, all of which is currently exercisable, that expires on February 26, 2014.

(2)	Reflects the amount recognized for financial statement reporting purposes for fiscal year 2006 in accordance with FAS 123(R) that relates to awards granted prior to 2006. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007 and Note 2 to the Consolidated Financial Statements included in our Quarterly Reports for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the SEC on May 10, 2006, August 9, 2006 and November 11, 2006, respectively.
     For 2006, we paid our non-management directors an annual fee of $36,000, paid monthly. We also reimburse non-management directors for travel expenses incurred to attend board and committee meetings and expenses incurred to perform other, related responsibilities.
     For 2006, we also paid each member of a committee of the Board of Directors an annual fee of $9,000, paid quarterly. The Chairman of the Audit Committee received an additional annual fee of $9,000, paid quarterly, and the Chair of the Compensation and the Nominating and Governance Committees (the same director serves as the chair to both committees) received an additional fee of $4,500.
     At the discretion of our Compensation Committee, our independent, non-management directors have also received option grants from time to time. During 2006, we did not grant any options to our non-management directors.

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2006 with respect to shares of our Class A Common Stock that may be issued under our existing compensation plans.

(c) Number of securities
remaining available for
	(a) Number of securities	(b) Weighted-average	future issuance under equity
	to be issued upon	exercise price of	compensation plans
	exercise of outstanding	outstanding options,	(excluding securities
Plan Category	options, warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	3,162,836 (2)	$36.21 (3)	2,199,359	(4)(5)

Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	3,162,836	$36.21	2,199,359

(1)	Consists of the 1996 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.

(2)	Includes shares issuable upon achievement of outstanding performance-based awards under our 1996 Equity Incentive Plan. Does not include purchase rights accruing under the 2000 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Does not take into account shares issuable upon achievement of outstanding performance-based awards, which will be issued for no consideration.

(4)	Includes shares available for future issuance under the 2000 Employee Stock Purchase Plan. Under the evergreen formula of this plan, on the first day of each fiscal year beginning with 2001, the aggregate number of shares that may be purchased through the exercise of rights granted under the plan is increased by the lesser of (a) 500,000 shares, (b) one-tenth of one percent of the total number of shares of Class A Common Stock outstanding on the last day of the preceding fiscal year, and (c) a lesser amount determined by the board of directors. Pursuant to the evergreen formula, as of December 31, 2006, a total of 424,022 shares have been added to the 2000 Employee Stock Purchase Plan.

(5)	In addition to stock option awards, the 1996 Equity Incentive Plan, as currently in effect, provides for the issuance of restricted stock, unrestricted stock and stock appreciation rights.

AUDIT COMMITTEE REPORT
     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2006.
     The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting, internal controls, and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq Stock Market listing standards.
     Management is responsible for our internal controls and the financial reporting process. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, our independent registered public accounting firm.

     In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has:
•	reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2006;

•	discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with KPMG LLP its independence; and

•	considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining its independence.
     Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

By the Audit Committee,

Stephen P. Mumblow (Chair)
Robert M. Jelenic
Thomas V. Reifenheiser

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of KPMG LLP, an independent registered public accounting firm, has audited our financial statements for the each of the years ending December 31, 2006, 2005 and 2004. Our Audit Committee has appointed them to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Detailed disclosure of the audit and tax fees we paid to KPMG LLP in 2006 and 2005 are set forth below. Based on these disclosures and information in the Audit Committee Report on page 21 of this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, shareholder ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2007. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.
Audit Fees and Services
     The fees for services provided by KPMG LLP to the Company in 2006 and 2005 were as follows:

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$990,000	$845,000
Audit-Related Fees(2)	110,000	21,500
Tax Fees(3)	181,115	223,069
All Other Fees	—	—

Total	$1,281,115	$1,089,569

(1)	Audit Fees for the years ended December 31, 2006 and 2005 were for professional services rendered for the audits of our consolidated financial statements and review of financial statements included in our quarterly and annual financial statements and subsidiary audits. Audit Fees for the years ended December 31, 2006 and 2005 also include costs associated with KPMG LLP’s audit of management’s assessment of our internal control over financial reporting and KPMG’s own audit of our internal control over financial reporting.

(2)	Audit related fees included professional services rendered issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(3)	Tax Fees as of the years ended December 31, 2006 and 2005, respectively, included tax compliance fees of $19,275 and $26,700, and tax planning fees of $161,840 and $196,369.
The Board of Directors recommends a vote FOR this Proposal.

ADDITIONAL INFORMATION
Other Matters
     The Board of Directors is unaware of any business to be conducted at the Annual Meeting of Stockholders other than the matters described in the Notice to Stockholders. If other business is properly presented for consideration at the Annual Meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion on that matter.

Communications From Stockholders
     The Board will give appropriate attention to written communications submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Audit Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he considers appropriate. Communications specifically addressed to a particular director will be forwarded to that director.
     Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
     Stockholders who wish to send communications on any topic to the Board should address such communications to the Chairman of the Audit Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808.
Deadline For Stockholder Proposals and Director Nominations
     In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2008 Annual Meeting of Stockholders, we must receive it no later than December 27, 2007 at the following address: 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary.
     In addition, our bylaws require a stockholder who wishes to bring business before an annual meeting or propose director nominations at an annual meeting to give advance written notice to the Secretary as described in the bylaws. To be timely for the 2008 Annual Meeting of Stockholders, proposals must be received by not later than the close of business on March 10, 2008.
Expenses Of Solicitation
     We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by our officers and any regular employees in person or by telephone. We expect that the costs incurred in the solicitation of proxies will be nominal.
April 26, 2007

(FRONT OF PROXY CARD)
THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY
IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY
MAY 24, 2007
     Each undersigned stockholder of Lamar Advertising Company (the “Company”) hereby appoints Kevin P. Reilly, Jr. and Keith A. Istre, and each of them acting singly, with full power of substitution, as Proxies to vote on behalf of the undersigned all shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 24, 2007, and at all adjournments of the Annual Meeting. The undersigned hereby revokes any proxy previously given with respect to such shares.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no specifications are made, the Proxies named above will vote the shares to which this Proxy Card relates “FOR” the proposals listed on the reverse side of this Proxy Card. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.
(Continued and to be signed on reverse side)

(REVERSE OF PROXY CARD)
ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY
MAY 24, 2007
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES FOR DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒
1.	Election of directors:

Nominees:
☐	FOR ALL NOMINEES	☐	John Maxwell Hamilton
		☐	Robert M. Jelenic
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Stephen P. Mumblow
		☐	Thomas V. Reifenheiser
☐	FOR ALL EXCEPT	☐	Anna Reilly
	(See instructions below)	☐	Kevin P. Reilly, Jr.
		☐	Wendell Reilly
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year:

☐	FOR

☐	AGAINST

☐	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.